As filed with the Securities and Exchange Commission on June 14, 2006

                              Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                              L. B. FOSTER COMPANY
             (Exact name of registrant as specified in its charter)


            Pennsylvania                             25-1324733
      (State of incorporation)          (I.R.S. Employer Identification No.)


 415 Holiday Drive, Pittsburgh, Pennsylvania             15220
   (Address of principal executive offices)           (Zip Code)

                                -----------------

                              L. B. FOSTER COMPANY

                           2006 Omnibus Incentive Plan
                            (Full title of the plan)

                               ------------------

                              DAVID L. VOLTZ, Esq.
                  Vice President, General Counsel and Secretary
                              L. B. Foster Company
                                415 Holiday Drive
                         Pittsburgh, Pennsylvania 15220
                     (Name and address of agent for service)


                                 (412) 928-3431
          (Telephone number, including area code, of agent for service)

                              --------------------

                                    Copy to:
                             MICHAEL M. LYONS, Esq.
                         Klett Rooney Lieber & Schorling
                          40th Floor, One Oxford Centre
                         Pittsburgh, Pennsylvania 15219

                              --------------------

                         CALCULATION OF REGISTRATION FEE

==================== ============ =============== ============= ================
                                   Proposed        Proposed
                     Amount        maximum         maximum
Title of securities  to be         offering price  aggregate
to be registered     registered    per share*      offering     Amount of
                                                   price*       registration fee
-------------------- ------------ --------------- ------------- ----------------
Common Stock,
$.01 par value       500,000 shs.  $24.06          $12,030,000  $1,287.21
==================== ============ =============== ============= ================

*Estimated in accordance with Rule 457(c) solely for the purpose of computing the registration fee, based on the average of the high and low prices for June 7, 2006 as reported in the Nasdaq National Market.

[The Prospectus included herein is a combined prospectus pursuant to Rule 429, relating also to Registration Statements Nos. 33-17073, 33-35152, 33-79450, 333-81535 and 333-60488 and contains the Form S-3 information required by General Instruction C1 for Form S-8 in order for affiliates to use the Prospectus in reoffering or reselling stock acquired by them pursuant to this Registration Statement or Registration Statement No. 33-17073, 33-35152, 33-79450, 333-81535 or 333-60488]

--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------

                              L. B. FOSTER COMPANY

                                  Common Stock
                                ($.01 Par Value)

                       1,500,000 Shares Offered Under The
             1985 Long-Term Incentive Plan as Amended and Restated,

                        900,000 Shares Offered Under The
              1998 Long-Term Incentive Plan as Amended and Restated

                                       and

          500,000 Shares Offered Under The 2006 Omnibus Incentive Plan

This Prospectus relates to the offer and sale of shares of Common Stock of L. B. Foster Company (the "Company") to certain present and former officers, directors and employees of the Company and its subsidiaries pursuant to the 1985 Long-Term Incentive Plan as Amended and Restated (the "1985 Plan"), the 1998 Long-Term Incentive Plan as Amended and Restated (the "1998 Plan"), and the 2006 Omnibus Incentive Plan (the "2006 Plan"). Such persons (including "affiliates" of the Company as defined in Rule 405 under the Securities Act of 1933) may use this Prospectus for the reoffer or resale of such shares in brokers' transactions in the over-the-counter market, in privately negotiated transactions, or otherwise, and may be deemed to be "underwriters" as defined in the Securities Act of 1933 with respect to such resales. The Company will receive none of the proceeds from such resales.

The Common Stock is traded in the over-the-counter market and is quoted in the Nasdaq National Market (Symbol: FSTR). The Company's executive offices are located at 415 Holiday Drive, Pittsburgh, Pennsylvania 15220 and its telephone number is (412) 928-3431.

                                -----------------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
              SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------


                  The date of this Prospectus is June 14, 2006

                              AVAILABLE INFORMATION

     L. B. Foster Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such material can be read and copied by the public at the Commission's Public Reference Room at 450 5th Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

     This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended, omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. The Registration Statement, including the exhibits filed or incorporated by reference as a part thereof, may be inspected without charge at the Public Reference Room of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Further information about the 1985 Plan, the 1998 Plan and the 2006 Plan and their administrators may be obtained by contacting David L. Voltz, Secretary of the Company, whose address and telephone number are set forth below.

     The Commission maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers who file electronically with the Commission, such as the Company. The address of that site is http://www.sec.gov.

     If a copy of the Company's annual report to shareholders for the last fiscal year was not furnished with this Prospectus, a copy of such report may be obtained, without charge, from the Company upon written or oral request to: L.
B. Foster Company, David L. Voltz, Secretary, 415 Holiday Drive, Pittsburgh, PA 15220, telephone number (412) 928-3431. Participants in the Plans will receive copies of all reports, proxy statements and other communications distributed to shareholders of the Company.


                                  THE 1985 PLAN

     The 1985 Long-Term Incentive Plan became effective January 1, 1985 and was approved at the 1985 annual meeting of stockholders. The Board of Directors on February 6, 1987 amended the Plan in a number of respects by adopting the 1985 Long-Term Incentive Plan as Amended and Restated, which was approved at the 1987 annual meeting of stockholders. At the 1990 annual meeting the Plan was amended by increasing from 800,000 to 1,000,000 the maximum number of shares issuable upon the exercise of options or stock appreciation rights. The Plan was further amended July 30, 1992 to bring the Plan in compliance with the requirements of Rule 16b-3 (as amended May 1, 1991) under the Securities Exchange Act of 1934, as amended, and remove certain restrictions and procedures which are no longer necessary in order to comply with that Rule. The July 1992 amendments had no effect on stock options granted prior to those amendments, except to the extent that the stock option agreement may be amended in writing in accordance with the Plan. At the 1994 annual meeting the stockholders approved amendments to the Plan which increased from 1,000,000 to 1,500,000 the maximum number of shares of common stock issuable upon the exercise of options or stock appreciation rights and extended from January 1, 1995 to January 1, 2005 the termination date of the Plan. Finally, on May 25, 2005 the Plan was amended by deleting the authority to award stock appreciation rights ("SARs") to optionees. No SARs or Incentive Stock Options were awarded under the Plan. The 1985 Long-Term Incentive Plan as Amended and Restated is hereinafter referred to as the "1985 Plan".

     The 1985 Plan expired January 1, 2005; however, stock options granted prior to the expiration date remain in effect in accordance with their terms. The purpose of the 1985 Plan was to provide financial incentives for selected key personnel and directors of the Company and its subsidiaries, thereby promoting the long-term growth and financial success of the Company by (i) attracting and retaining personnel and directors of outstanding ability, (ii) strengthening the Company's capability to develop, maintain and direct a competent management team, (iii) motivating key personnel to achieve long-range performance goals and objectives and (iv) providing incentive compensation opportunities competitive with those of other corporations.

     The 1985 Plan was neither qualified under Section 401 of the Internal Revenue Code nor subject to any provisions of the Employee Retirement Income Security Act of 1974.

     The following summary of the 1985 Plan is qualified in its entirety by reference to the 1985 Plan, copies of which have been filed with the Commission and furnished to the recipients of stock options.

Eligibility

     The 1985 Plan authorized the granting of stock options to officers and employees of the Company and its subsidiaries who occupied responsible executive, professional or administrative positions and who had the capacity to contribute to the success of the Company. Options could also be granted to directors of the Company and its subsidiaries who were not employees of the Company or a subsidiary. Employees were required to be in grade level 15 or above or otherwise selected for participation. As of June 7, 2006 there were 16 participants in the 1985 Plan.

Administration

     Awards to participants are administered by a committee composed of two or more directors of the Company, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (the "Committee"). Members of the Committee are appointed by and serve at the pleasure of the Board of Directors. The Committee was authorized, in its discretion but within the parameters set forth in the 1985 Plan, to determine those officers, employees and directors who would receive awards, the number of shares to be optioned and the time or times when awards would be made, and to grant such awards. The Committee is authorized to interpret the terms and provisions of the 1985 Plan. The Committee's interpretations of the awards are final and conclusive as to all interested parties. The Committee has general authority to interpret the Plan and establish rules and regulations for its administration. As of the date of this Prospectus, the members of the Committee were John W. Puth, J.W. Puth Associates, 5215 Old Orchard Road, Skokie, IL 60077, William H. Rackoff, ASKO, Inc. 501 West 7th Avenue, Homestead, Pa 15120, Henry J. Massman IV, Massman Construction Co., 8901 State Line Road, Kansas City, MO 64114 and G. Thomas McKane, c/o L.B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220.

Stock Option Grants

     Up to 1,500,000 shares of Common Stock of the Company may be issued or delivered by the Company under the 1985 Plan, which may include newly-issued or treasury shares. The number and kind of shares that may be issued, the number of shares subject to outstanding options, the exercise (purchase) price per share and other relevant provisions are subject to appropriate adjustment for stock splits, stock dividends, reverse splits, recapitalizations, a merger in which the Company is the surviving corporation or other similar capital changes. Such adjustment shall be as determined by the Board of Directors, whose determination shall be binding on all persons.

     Nonqualified stock options. The stock options granted under the 1985 Plan are "nonqualified" in that they do not qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

Terms and Provisions of Stock Options

     The Committee was authorized to determine the terms and provisions of stock options granted under the 1985 Plan, provided that (a) the exercise price could not be less than the fair market value (as defined) of the stock on the date of grant, as determined by the Committee, and (b) the option must expire no later than ten years from the date of grant. The terms and provisions of option grants were not required to be uniform. Unless otherwise provided in the stock option agreement, (a) the options are exercisable in cumulative annual installments in the amount of 25% of the shares optioned, commencing on the first anniversary of the grant, (b) in the case of death, the option may be exercised by the optionee's legal representative within 12 months after the date of death, but only to the extent the option was exercisable at the time of death, (c) in the case of retirement with the consent of the Company or Permanent Disability, the option may be exercised within three years after termination of service for such reason, but only to the extent that the option was exercisable at the time of such termination of service and (d) if the optionee's service with the Company or a subsidiary of the Company terminates for any reason other than death, retirement with the consent of the Company or Permanent Disability, all options held by the optionee will immediately terminate and may not thereafter be exercised; provided, however, that if the optionee's service terminates more than four years after the grant of the option and if the optionee's service is not terminated for "cause", the optionee may exercise the option within 30 days after such termination of service. Notwithstanding the foregoing, in no event may any option be exercised after the expiration of ten years from the date on which it was granted. "Cause" includes willful or gross neglect of duties or willful misconduct in the performance of duties, so as to cause material harm to the Company or any subsidiary as determined by the Board of Directors; fraud, misappropriation or embezzlement in the performance of duties; or conviction of a felony which, as determined in good faith by the Board of Directors, constitutes a crime involving moral turpitude and results in material harm to the Company or a subsidiary.

     The Committee is authorized to determine whether an optionee has retired from service or has suffered Permanent Disability, and its determination shall be binding on all concerned. In the sole discretion of the Committee, a transfer of service to an affiliate of the Company other than a subsidiary of the Company may be deemed retirement from service with the consent of the Company. Except as otherwise provided in the stock option agreement, an optionee's service will be treated as continuing while the optionee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, the optionee's right to reestablish his or her service is guaranteed by statute or by contract; absent such statute or contract, the optionee's service will be deemed to have terminated on the 91st day of such leave. The Committee is also authorized, in its discretion, to accelerate the date on which an option may be exercised, if it determines that to do so will be in the best interests of the Company and the optionee.

     Stock option agreement. Each stock option is evidenced by a stock option agreement in such form and containing such provisions, not inconsistent with the provisions of the 1985 Plan, as the Committee approved. The terms and provisions of such agreements were not required to be uniform. Each optionee should therefore refer to his or her own stock option agreement for the terms and provisions of the option.

Exercise of Stock Options and Disposition of Shares

     Manner of exercise. Stock options may be exercised by giving written notice of exercise to the Company specifying the number of shares to be purchased. The notice of exercise must be accompanied by (a) payment in full of the exercise price in cash or by certified or cashier's check or (b) a copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds sufficient to cover the exercise price.

     Conditions to delivery of shares. The Company will not be obligated to deliver any shares upon the exercise of an option unless and until, in the opinion of the Company's counsel, all applicable federal, state and other laws and regulations have been complied with. If the outstanding stock at the time of exercise is listed on any stock exchange, no delivery will be made unless and until the shares to be delivered have been listed or authorized for listing upon official notice of issuance on such exchange. Nor will delivery be made until all other legal matters in connection with the issuance and delivery of shares have been approved by the Company's counsel. In this regard, and without limiting the generality of the foregoing, the Company may require from the optionee or the optionee's legal representative such investment representation or such agreement, if any, as legal counsel for the Company may consider necessary in order to comply with the Securities Act of 1933, as amended, the securities laws of any state and the regulations thereunder, certificates evidencing the shares may be required to bear a restrictive legend, a stop transfer order may be placed with the transfer agent, and there may be restrictions as to the number of shares that can be resold during a given period of time and the manner of sale. Optionees or their legal representatives must take any action reasonably requested by the Company in order to effect compliance with all applicable securities laws and regulations and any listing requirements.

     Notice of disposition of shares. Each optionee must notify the Company when any disposition of optioned shares, whether by sale, gift or otherwise, is made by the optionee.

Miscellaneous Provisions

     Nontransferability. No stock option awarded under the 1985 Plan is transferable by the optionee other than by will or the laws of descent and distribution. Any transfer contrary to this restriction will nullify the award. Options are exercisable during the optionee's lifetime only by the optionee or the optionee's legal representative.

     Shareholder rights. An optionee has no rights as a shareholder with respect to any stock covered by his or her option until the issuance to the optionee of a stock certificate representing such stock.

     No right to employment. Neither the establishment of the 1985 Plan nor any action taken by the Company, the Board, or the Committee under the 1985 Plan, nor any provision of the 1985 Plan, shall be construed as giving to any person the right to be retained in the service of the Company or any subsidiary.

     Consolidation or merger. In the event of a consolidation or a merger in which the Company is not the surviving corporation, or any other merger in which the shareholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board of Directors, all outstanding options will thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (a) make all outstanding options immediately exercisable or (b) arrange to have the surviving corporation grant to the optionees replacement options on terms which the Board determines to be fair and reasonable.

     Amendments. The Board of Directors may at any time amend the 1985 Plan or amend any outstanding option for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that no such amendment shall result in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, becoming inapplicable to any options or without the approval of the shareholders of the Company (a) increase the maximum number of shares of common stock available under the 1985 Plan (subject to adjustment as explained above), (b) reduce the exercise price of options below the prices provided for in the 1985 Plan, (c) extend the time within which options may be granted, or (d) extend the period of an outstanding option beyond ten years from the date of grant. No amendment shall adversely affect the rights of any optionee under any award theretofore granted except upon the optionee's written consent to such amendment. Amendments requiring the approval of shareholders may be effected by the Board subject to such approval.


                                  THE 1998 PLAN

     On October 23, 1998, the Board of Directors adopted the 1998 Long-Term Incentive Plan which provided for the issuance of options to acquire up to 25,000 shares of the Company's common stock. Options to acquire 25,000 shares of common stock were subsequently awarded to outside directors of the Company. On February 24, 1999, the Board of Directors adopted, subject to shareholder approval, an amended and restated 1998 Long-Term Incentive Plan which, among other things, increased the number of shares of Common Stock which may be issued under that Plan from 25,000 to 450,000. On February 2, 2001 the Board of Directors adopted, subject to shareholder approval, a further amended and restated 1998 Long-Term Incentive Plan which increased the number of shares which may be issued under the Plan from 450,000 to 900,000. That Plan was approved at the annual meeting of shareholders on May 9, 2001. On May 25, 2005, the Plan was amended by deleting the authority to award SARs or Incentive Stock Options to participants and in certain other respects (as so amended, the "1998 Plan"). No SARs or Incentive Stock Options have been awarded under the 1998 Plan. The Plan will expire on October 22, 2008, unless terminated on an earlier date by the Board. As of June 7, 2006 there were 31 participants in the 1998 Plan.

     The purpose of the 1998 Plan is to provide financial incentives for selected key personnel and directors and to enable the Company to offer competitive compensation to them.

     The 1998 Plan is neither qualified under Section 401 of the Code nor subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

     The following summary of the 1998 Plan is qualified in its entirety by reference to the 1998 Plan, copies of which have been filed with the Commission and furnished to the recipients of stock options.

Administration

     The 1998 Plan is administered by a Committee consisting of either (a) at least two "non-employee" directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934) or (b) the full Board of Directors. The Committee currently consists of Henry J. Massman IV, G. Thomas McKane, John W. Puth and William H. Rackoff. Within the parameters set forth in the 1998 Plan, the Committee has the authority to determine those key employees or directors who shall receive a discretionary award and the terms and conditions of each such award. The Committee may also prescribe regulations for the operation of the 1998 Plan and interpret the 1998 Plan and option agreements issued under the 1998 Plan. In addition to discretionary awards made by the Committee, non-employee directors were automatically awarded options to acquire up to 5,000 shares of Common Stock after each annual shareholders meeting. These automatic awards, which have been discontinued, are described below under "Automatic Stock Options."

General

     Up to 900,000 shares of Common Stock of the Company may be issued under the 1998 Plan, which may include newly issued or treasury shares. An option's exercise price must be at least the fair market value of the shares on the day the option is granted. Each option must be evidenced by a stock option agreement in a form prescribed by the Committee. Options granted under the 1998 Plan are not transferable other than by will or the laws of descent and distribution.

     Options may be exercised by giving written notice of exercise to the Company specifying the number of shares to be purchased. The notice of exercise must be accompanied by (a) payment in full of the exercise price in cash, certified check or other medium acceptable to the Company in its sole discretion or (b) a copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds sufficient to cover the exercise price.

     The number of shares that may be issued under the 1998 Plan and the number and price of shares subject to outstanding options are subject to appropriate adjustment for stock splits, stock dividends, reverse splits, reclassifications and other similar events.

     Each optionee must notify the Company when any disposition of optioned shares, whether by sale, gift or otherwise, is made by the optionee.

     Awards under the 1998 Plan consist of "non-qualified" stock options in that they do not qualify as "incentive stock options" within the meaning of Section 422 of the Code.

Automatic Stock Options

     Immediately after each annual meeting of shareholders, each non-employee director who was elected at the meeting or whose term in office continued after the meeting was automatically granted an option to purchase up to 5,000 shares of Common Stock, subject to adjustment for any future stock splits, stock dividends, reverse splits, reclassifications or other similar events (the "Automatic Options"). The Automatic Options have an exercise price per share equal to the fair market value of the Common Stock on the date of the meeting, have a term of ten years and were immediately exercisable.

     When a director has served less than five years, the director may exercise his or her Automatic Options only within one year after termination of service, unless the director's service is terminated due to death, disability or retirement with the consent of the Company, in which case the options may be exercised during their full ten year term. A director who has served five years or longer may exercise his or her Automatic Options during their full ten year term. Notwithstanding the foregoing, if a director is removed for cause, all of his or her Automatic Options shall immediately terminate. On May 24, 2006, the Company's shareholders approved the 2006 Omnibus Incentive Plan and the 1998 Plan was amended so that automatic stock options awards are no longer made.

Discretionary Stock Options

     In addition to the Automatic Options, stock options may be granted to key personnel and directors, including both employee directors and non-employee directors, in the discretion of the Committee ("Discretionary Options"). Discretionary Options granted to directors are hereinafter referred to as "Director Options." Discretionary Options are subject to the following provisions of the 1998 Plan, and the terms and provisions of such options need not be uniform:

     Eligibility. Discretionary Options may be granted by the Committee to directors or to key employees who occupy a responsible executive, sales, professional or administrative position and, in the Committee's view, have the capacity to contribute to the success of the Company. In addition to the Company's non-employee directors, the Company has approximately 90 employees, out of approximately 645 total employees, whose grade level makes them likely candidates for option awards.

     Exercise Price. The exercise price of Discretionary Options is determined by the Committee, but shall be not less than the fair market value of the Common Stock on the date of grant.

     Term. The term of Discretionary Options is determined by the Committee, but shall not exceed ten years from the date of grant. Director Options have the same early-termination provisions as Automatic Options. The early-termination provisions of the 1998 Plan as to all other Discretionary Options are the same as those of the 1985 Plan. See "THE 1985 PLAN - Terms and Provisions of Stock Options."

     Vesting. Options granted to outside directors are immediately exercisable. Except as otherwise provided in the option agreement, all other Discretionary Options may be exercised in cumulative annual installments, each for one-fourth of the total optioned shares, commencing one year from the date of grant.

Amendments and Termination

     The Board of Directors may at any time amend the 1998 Plan or amend any outstanding option for purposes of satisfying the requirements of any changes in applicable laws or regulations or, in the case of Discretionary Options, for any other purpose which may at the time be permitted by law; provided, however, that no such amendment is permissible if it would result in Rule 16b-3 becoming inapplicable to any options, nor may any such amendment adversely affect the rights of any participant in the 1998 Plan under any option theretofore granted to such participant except upon his or her written consent to such amendment.

     The Board may terminate the 1998 Plan at any time. However, awards made prior to the expiration or termination of the 1998 Plan will remain in effect in accordance with their terms. In the event of a consolidation or merger in which the Company is not the surviving corporation, or any other merger in which the shareholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board, all outstanding stock options shall thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (a) make all outstanding options immediately exercisable or (b) arrange to have the surviving corporation grant to the participants replacement options on terms which the Board shall determine to be fair and reasonable.


                                  THE 2006 PLAN

     On March 3, 2006 the Board of Directors approved the 2006 Omnibus Incentive Plan, subject to shareholder approval. The 2006 Plan provides for the issuance of up to 500,000 shares of the Company's Common Stock, which may include newly-issued or treasury shares, through the exercise of stock options or the award of restricted shares of Common Stock. The purposes of the Plan include motivating employees and directors to achieve long-term performance goals and to provide such employees and directors with competitive compensation. The 2006 Plan is neither qualified under Section 401 of the Code nor subject to any provisions of ERISA. As of June 1, 2006, there were 5 participants in the 2006 Plan.

Administration

     The Plan is administered by a committee (the "Committee") consisting of either (a) at least two "non-employee" directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934) or (b) the full Board of Directors. The Compensation Committee of the Board, which currently consists of Messrs. Massman, McKane, Puth and Rackoff, currently administers the Plan. Within the parameters set forth in the Plan, the Committee has the authority to determine those key employees and directors who shall receive a discretionary award and the terms and conditions of each such award. The Committee may also prescribe regulations for the operation of the Plan and interpret the Plan and option or restricted stock agreements issued under the Plan. These automatic awards are described below. Stock options and stock awards may be granted, in the Committee's discretion, to key personnel and directors, including both employee and non-employee directors in the discretion of the Committee. Stock options and stock awards granted to non-employee directors are hereinafter respectively referred to as "Director Options" and "Director Awards." The provisions of stock options and stock awards need not be uniform.

Stock Options

     The exercise price of stock options is determined by the Committee, but shall be not less than the last reported sale price of the Common Stock on the NASDAQ National Market on the date of grant. The exercise price is payable in cash or other medium acceptable to the Company. The term of options is determined by the Committee, but shall not exceed ten years from the date of grant.

     Except as otherwise provided in the option agreement, options, other than Director Options, will terminate 30 days after termination of the optionee's employment with the Company for any reason other than death, permanent disability or retirement with the consent of the Company. Director Options are immediately exercisable for a period of ten years from the date of the award. Except as otherwise provided in the option agreement, other discretionary options may be exercised in cumulative annual installments, each for one-fourth of the total optioned shares, commencing one year from the date of grant.

Stock Awards

     Commencing with the May 24, 2006 annual meeting, at each annual meeting of shareholders each non-employee director automatically will be granted a Director Award of 3,500 shares of fully vested Common Stock.

     Awards may also be granted to key personnel and directors in the discretion of the Committee. Such stock awards will become vested and/or saleable pursuant to the terms of the applicable stock award agreement approved by the Committee.

Amendments and Termination

     The Board may at any time amend the Plan or amend any outstanding award agreement for the purpose of satisfying any legal requirement or for any other legal permissible purpose; provided that an amendment shall not be deemed permissible if it would result in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, being inapplicable to any award. The Board may terminate the Plan at any time, but no such termination shall adversely affect the rights of any participant under any award previously granted in which the participant has a vested interest, except upon his or her written consent.

     In the event of a stock dividend, recapitalization or merger in which the Company is the surviving corporation or other similar capital change, the number and shares of stock then outstanding or to be awarded thereunder, the maximum number of shares of stock or securities which may be issued on the exercise of options granted under the Plan, the exercise price and other relevant provisions shall be appropriately adjusted by the Board. In the event of a consolidation or a merger in which the Company is not the surviving corporation, or any other merger in which the shareholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of a complete liquidation of the Company, or in the case of a tender offer accepted by the Board of Directors, all outstanding options shall thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (i) make all outstanding options immediately exercisable or (ii) arrange to have the surviving corporation grant to the participants replacement options on terms which the Board shall determine to be fair and reasonable.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Under the Internal Revenue Code of 1986 as in effect on the date of this Prospectus, there is no taxable income to an optionee when an option is granted to him or her under the 1985, the 1998 or the 2006 Plan; however, upon exercise of the option, the excess of the fair market value of the underlying shares on the date of exercise over the option exercise price for such shares will be taxable to the optionee as ordinary income. The Company will be entitled to a corresponding tax deduction for any amounts which are taxable to an optionee as ordinary income. If at any time an optionee is treated as receiving ordinary income and at that time he or she is employed by the Company or any of its affiliates, the Company may be required to withhold federal income taxes and also may be required to withhold contributions under the Federal Insurance Contributions Act (FICA) from either the source of such ordinary income or other income payable to the optionee. In addition, whenever stock is to be delivered to an optionee, the Company may (a) require the optionee to remit an amount in cash sufficient to satisfy all federal, state and local tax withholding requirements related thereto, (b) withhold such required withholding from compensation otherwise due to the optionee or (c) any combination of (a) and
(b).

     A grantee will not recognize any income upon the grant of restricted stock if that stock is subject to a substantial risk of forfeiture on the date of grant, unless the holder elects under Section 83(b) of the Code, within 30 days of the grant, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the Section 83(b) election is made, the holder will not be allowed a deduction in the event that the shares are substantially forfeited. If the election is not made, the holder will generally recognize ordinary income on the date that the restricted stock is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares on that date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount. Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made) or the restrictions were previously removed, the holder will recognize capital gain or loss in an amount equal to the difference between the amount on that sale or other disposition and the holder's basis in those shares.

     Because of the complexity of the federal income tax laws and the possibility of changes therein, and because the tax consequences to a particular participant will at least in part depend upon his or her personal financial situation, participants are urged to consult their personal tax advisors before exercising their options or reselling shares acquired under the 1985 Plan, the 1998 Plan or the 2006 Plan. Participants should also consult their personal tax advisors as to the state, local and federal estate tax consequences of such transactions.


                    OUTSTANDING OPTIONS AND RESTRICTED STOCK

     The following table sets forth information concerning the stock options and restricted stock outstanding at the date of this Prospectus under the 1985 Plan, the 1998 Plan and the 2006 Plan.

                 Per Share       Expiration
Grant Date     Exercise Price      Date (1)     Percent Vested
----------     --------------      --------     --------------
a.  Options

07/30/97           4.875           07/29/07           100
08/13/98           5.25            08/12/08           100
10/14/98           3.9375          10/13/08           100
10/23/98           4.38            10/22/08           100
10/23/98           4.38 (2)        10/22/08           100
12/16/98           6.00            12/15/08           100
12/16/98           6.00 (2)        12/15/08           100
07/16/99           5.75            07/15/09           100
10/19/99           5.375 (2)       10/18/09           100
03/01/00           4.44            02/28/10           100
03/01/00           4.44 (2)        02/28/10           100
05/10/00           3.625 (2)       05/09/10           100
08/03/00           3.563(2)        08/02/10           100
02/02/01           2.75            02/01/11           100
02/02/01           2.75 (2)        02/01/11           100
05/09/01           3.65 (2)        05/08/11           100
12/12/01           4.75 (2)        12/11/11           100
05/15/02           5.50 (2)        05/14/12           100
07/26/02           4.30 (2)        07/25/12           75
12/10/02           4.10 (2)        12/09/12           75
05/13/03           4.23 (2)        05/12/13           75
05/26/04           7.81 (2)        05/25/14           100
10/22/04           8.01            10/21/14           25
12/13/04           9.30            12/12/14           25
02/16/05           9.29 (2)        02/15/15           25
05/25/05           8.97(2)         05/24/15           100
12/05/05           14.77(2)(4)     12/04/15           25

b.  Restricted Stock

05/24/06 (3)       N/A             N/A                100
-----------------
(1) Unless terminated on an earlier date as a result of termination of service, death or permanent disability, as more fully set forth in the stock option agreements.
(2) Granted under the 1998 Plan.
(3) Granted under the 2006 Plan.
(4) 25% to vest on each of 5/25/06, 5/25/07, 5/25/08 and 5/25/09.

     As of June 7, 2006, options for 1,185,950 shares had been exercised under the 1985 Plan and options for 418,575 shares had been exercised under the 1998 Plan. As of that date, no options had been granted under the 2006 Plan.

                         CERTAIN SELLING SECURITYHOLDERS

     The following table sets forth information as of the date of this Prospectus concerning the officers and directors of the Company who hold options granted under the 1985 Plan, the 1998 Plan or the 2006 Plan or restricted stock acquired under the 2006 Plan. Shares of Common Stock acquired by such officers and directors under any of those Plans, through the exercise of stock options or an award of restricted stock, may be resold by them using this Prospectus.

                                                             Common     Common
Name                 Position With The Company               Shares     Shares
                                                             Owned      Optioned

----                 -------------------------               -------    --------

Marry L. Brumbaugh   Vice President - Tubular Products       2,468      25,000

Samuel K. Fisher     Senior Vice President - Rail            9,918

Donald L. Foster     Senior Vice President -  Construction     -        41,250

Lee B. Foster II     (Director) Chairman of the Board        198,641    160,000

Stan L. Hasselbusch  President, Chief Executive Officer and  62,870     170,000
                     Director

John F. Kasel        Sr. Vice President - Operations and     275        25,000
                     Manufacturing

Gregory W. Lippard   Vice President - Rail Product Sales     1,863        -

Henry J. Massman IV  Director                                17,829     40,000

G. Thomas McKane     Director                                3,500        -

David J. Russo       Senior Vice President, Chief Financial  3,669      35,000
                     Officer and Treasurer

Diane B. Owen        Director                                12,046     20,000

Linda K. Patterson   Controller                              3,493      15,000

John W. Puth         Director                                30,746     50,000

William H. Rackoff   Director                                46,246     40,000

David L. Voltz       Vice President, General Counsel and     20,473     31,000
                     Secretary


                                  LEGAL OPINION

     The validity of the Common Stock offered hereby has been passed upon for the Company by its counsel, Klett Lieber Rooney & Schorling, a Professional Corporation, 40th Floor, One Oxford Centre, Pittsburgh, Pennsylvania 15219.


                       DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form I0-K for the year ended December 31, 2005, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, its report on Form 8-K dated April 27, 2006, its report on Form 8-K dated May 9, 2006 and its report on Form 8-K dated May 24, 2006, and the descriptions of its Common Stock, $.01 par value, and Common Stock purchase rights contained in the Company's Registration Statements on Form 8-A as may from time to time be amended, all as filed with the Securities and Exchange Commission, are incorporated herein by reference. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus, and prior to the filing of a post-effective amendment to the Registration Statement of which this Prospectus forms a part which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus has been delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to David L. Voltz, Secretary, L. B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220, telephone number (412) 928-3431.

                              L. B. FOSTER COMPANY

              1985 Long-Term Incentive Plan as Amended and Restated

              1998 Long-Term Incentive Plan as Amended and Restated

                           2006 Omnibus Incentive Plan

No person is authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer contained herein, and if given or made, such information or representation not contained herein must not be relied upon as having been authorized by the company. This Prospectus does not constitute an offer of stock in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS
                                                                       Page
                                                                       ----

Available Information..............................................     2
The 1985 Plan......................................................     2
    Eligibility....................................................     3
    Administration.................................................     3
    Stock Option Grants ...........................................     4
    Terms and Provisions of Stock Options .........................     4
    Exercise of Stock Options and Disposition of Shares............     5
    Miscellaneous Provisions ......................................     6
The 1998 Plan......................................................     6
    Administration.................................................     7
    General........................................................     7
    Automatic Stock Options........................................     8
    Discretionary Stock Options....................................     8
    Amendments and Termination.....................................     9
The 2006 Plan......................................................     9
    Administration.................................................     10
    Stock Options .................................................     10
    Stock Awards ..................................................     10
    Amendments and Termination.....................................     11
Certain Federal Income Tax Consequences ...........................     11
Outstanding Options and Restricted Stock ..........................     12
Certain Selling Securityholders....................................     13
Legal Opinion......................................................     15
Documents Incorporated By Reference ...............................     15


                         Prospectus dated June 14, 2006

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

           The required statements are included in the Prospectus.

Item 4.    Description of Securities.

           The Common Stock is registered under Section 12 of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel.

           None

Item 6.    Indemnification of Directors and Officers.

           Section 6.01 of the Company's By-Laws provides, in part, that the Company shall, to the fullest extent permitted by Pennsylvania law, indemnify its officers and directors in connection with any actual, threatened or completed action, suit or proceeding arising out of their service to the Company or to another entity at the request of the Company.

Item 7.    Exemption from Registration Claimed.

           No "restricted" securities will be reoffered or resold.

Item 8.    Exhibits.

           The following exhibits are filed as part of this registration statement:

    5 Opinion and consent of Klett Rooney Lieber & Schorling, a Professional Corporation, filed herewith.

    10.33.2 1985 Long-Term Incentive Plan as Amended and Restated, filed as Exhibit 10.33.2 to Form 10-Q for the Quarter Ended June 30, 2005 and incorporated herein by reference, and standard form of stock option agreement filed as part of Exhibit 10.33.2 to Form 10-Q for the quarter ended March 31, 1990 and incorporated herein by reference.**

    10.34 1998 Long-Term Incentive Plan as Amended and Restated, filed as Exhibit 10.34 to Form 10-Q for the Quarter Ended June 30, 2005 and incorporated herein by reference. **

    10.35      2006 Omnibus Incentive Plan, filed herewith. **

    23.        Consent of Independent Auditors, filed herewith.

     **Identifies management contract or compensatory plan or arrangement required to be filed as an Exhibit.

Item 9.    Undertakings.

     The Company undertakes to deliver or cause to be delivered with the prospectus to each optionee to whom the prospectus is sent or given a copy of the Company's annual report to shareholders for its last fiscal year, unless such optionee otherwise has received a copy of such report. If the last fiscal year of the Company has ended within 120 days prior to the use of the prospectus, the annual report of the Company for the preceding fiscal year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such optionee. The Company further undertakes to transmit or cause to be transmitted to all persons participating in the 1998 Plan or the 2006 Plan, who do not otherwise receive such material as shareholders of the Company, at the time and in the manner such material is sent to its shareholders, copies of all reports, proxy statements and other communications distributed to its shareholders generally.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The  Company   undertakes  to  remove  from  registration  by  means  of  a post-effective amendment any of the registered securities which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the By-Laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on June 13, 2006.


                                                   L. B. FOSTER COMPANY
                                                    (Registrant)

                                                   By: /s/ David J. Russo
                                                   ----------------------
                                                   David J. Russo
                                                   Senior Vice President and
                                                   Chief Financial Officer
                                                   -------------------------

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Stan L. Hasselbusch, David J. Russo and David L. Voltz, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

                              --------------------

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                   Title                               Date
---------                   -----                               ----

/s/ Stan L. Hasselbusch
-----------------------
Stan L. Hasselbusch         President, Chief Executive          June 13, 2006
                            Officer and Director

/s/ Lee B. Foster II
---------------------
Lee B. Foster II            Director                            June 13, 2006

/s/ Henry J. Massman IV
-----------------------
Henry J. Massman IV         Director                            June 13, 2006

/s/ G. Thomas McKane
--------------------
G. Thomas McKane            Director                            June 13, 2006

/s/ Diane B. Owen
-----------------
Diane B. Owen               Director                            June 13, 2006

/s/ John W. Puth
----------------
John W. Puth                Director                            June 13, 2006

/s/ William H. Rackoff
----------------------
William H. Rackoff          Director                            June 13, 2006

/s/ David J. Russo
------------------
David J. Russo              Senior Vice President and           June 13, 2006
                            Chief Financial Officer